TRUST AGREEMENT

among

XL REINSURANCE AMERICA INC.

and

XL RE LTD

and

THE BANK OF NEW YORK

PREAMBLE

     This trust agreement (the "Trust Agreement"), made and entered into by and between XL REINSURANCE AMERICA INC. (formerly known as NAC Reinsurance Corporation), a New York property and casualty insurance company, XL RE LTD (formerly known as XL Mid Ocean Reinsurance), a Bermuda property and casualty reinsurer, and THE BANK OF NEW YORK, a banking association organized under the laws of New York.

ARTICLE I

CERTAIN DEFINITIONS

A. "Beneficiary" means XL REINSURANCE AMERICA INC., for whose sole benefit the trust hereunder has been established. As used herein, the term "Beneficiary" shall include any successor of the Beneficiary by operation of law, including, without limitation, any liquidator, rehabilitator, receiver, or conservator.

B. "Grantor" means XL RE LTD, which has established the trust hereunder for the sole benefit of the Beneficiary.

C. "Trustee" means THE BANK OF NEW YORK.

ARTICLE II

CREATION OF TRUST ACCOUNT

     Section 2.1 Continuing Obligation of the Grantor (a) The Grantor agrees to place and maintain with the Trustee a trust account (which in its totality shall be hereinafter referred to as the "Trust Account"). The Trust Account shall consist of cash (United States legal tender), certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types specified in section 1404(a) (1), (2), (3), (8) and (10) of the New York Insurance Law, provided that such investments are issued by an institution that is not the parent, subsidiary, or affiliate of either the Grantor or Beneficiary (hereinafter collectively referred to as the "Assets").

     (b) The Trustee shall not accept any Assets unless the Trustee determines that such Assets are in such form that the Beneficiary or the Trustee, upon direction by the Beneficiary may, whenever necessary, negotiate any such Assets, without consent or signature from the Grantor or any other person or entity. Any Assets received by the Trustee which are not in such proper negotiable form shall not be accepted by the Trustee and shall be returned to the Grantor as unacceptable.

     (c) The Trustee shall utilize the services of a nationally recognized reporting service in order to determine the fair market value of any Assets in the Trust Account on a monthly basis.

     (d) The Grantor grants to the Trustee all trust powers necessary and reasonable in the performance hereunder.

     Section 2.2 Purpose of Trust. The Assets in the Trust Account shall be held by the Trustee for the sole use and benefit of the Beneficiary. The Grantor grants to the Trustee all trust powers necessary and reasonable in the performance hereunder.

     Section 2.3 Designation of Agents. Except as otherwise expressly provided in this Trust Agreement, any statement, certificate, notice, request, consent, approval, or other instrument to be delivered or furnished by Grantor and/or Beneficiary shall be sufficiently executed if executed in the name of Grantor and/or Beneficiary by such officer or officers of Grantor and/or Beneficiary or by such other agent or agents of Grantor and/or Beneficiary as may be designated in a resolution or letter of advice by Grantor and/or Beneficiary (each such person, an "Authorized Representative"). Written notice of such designation by Grantor and/or Beneficiary shall be filed with the Trustee. The Trustee shall be protected in acting upon any written statement or other instrument made by such officer or agent of Grantor and/or Beneficiary with respect to the authority conferred on him. However, in no instance may the Grantor, his agents or officers represent the interests of the Beneficiary.

     Section 2.4 No Other Conditions or Qualifications. This Trust Agreement is not subject to any conditions or qualifications outside of this Trust Agreement.

ARTICLE III

MAINTENANCE OF THE TRUST

Section 3.1 Substitution of Trust Account Assets.

     (1) By the Trustee. The Trustee may, without the consent of the Beneficiary, but with written notice to it, upon call or maturity of any security or other Asset in the Trust Account, withdraw such security or other Asset upon conditions that either (i) the proceeds thereof are to be used in whole or in part to acquire substitute Assets, with such Assets to be deposited or credited to the Trust Account on such day and any remaining proceeds thereof, if any, to be paid to or deposited into the Trust Account, or (ii) the proceeds are to be paid or deposited into the Trust Account.

     (2) By the Grantor. The Grantor may from time to time substitute or exchange Assets contained within the Trust Account, provided the Assets received and deposited in the Trust Account in such substitution or exchange (the "Replacement Assets") satisfy the definition of "Assets" in Section 2.1(a) of this Trust Agreement and provided further that either (i) the aggregate fair market value (determined by the Trustee in accordance with Section 2.1(c) on such day) of such Replacement Assets to be deposited in or credited to the Trust Account on such day is at least equal, in the aggregate, to the fair market value of the Assets being removed from the Trust Account on such day, or (ii) the Beneficiary has given its prior written consent to such substitution or exchange, which consent shall not be unreasonably withheld.

Section 3.2 Transfer of Interests and Dividends to Grantor

     The Trustee shall attend to such details as are necessary and incident to the receipt of dividends, interest and other income resulting from the investment of the Assets, and furnish copies of receipts and accounts therefor to the Grantor or its designee. All payments of interest, dividends and other income in respect to Assets in the Trust Account shall be forwarded promptly upon receipt by the Trustee to the Grantor or its designee.

     Section 3.3 Books and Records. The Trustee shall keep full and complete records of the administration of the Trust Account. Grantor, the Superintendent of Insurance of New York and/or Beneficiary may examine such records at any time during business hours through any person or persons duly authorized in writing by Grantor, the Superintendent of Insurance of New York and/or Beneficiary.

ARTICLE IV

RELEASE OF TRUST ACCOUNT ASSETS

     Section 4.1 Release of Trust Account Assets to the Beneficiary. Notwithstanding anything in this Agreement to the contrary, the Beneficiary shall have the right to withdraw Assets from the Trust Account at any time, without notice to the Grantor, subject only to written notice from an Authorized Representative of the Beneficiary to the Trustee given in accordance with this Agreement. Other than such notice, no statement or document need be accepted for the Beneficiary to withdraw such Assets except that the Beneficiary shall acknowledge to the Trustee receipt of such withdrawn Assets. Upon such written notice of demand of the Beneficiary, the Trustee shall immediately take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in the Assets to the Beneficiary and deliver physical custody of such Assets to the Beneficiary. The Trustee shall be under no liability for any payment made by it to the Beneficiary pursuant to such written demand by an Authorized Representative of the Beneficiary.

     Section 4.2 Release of Trust Account Assets to the Grantor. Subject to receipt of the Beneficiary's prior written instructions, the Trustee may, from time to time, release Assets to the Grantor, or its designee, which are in excess of the actual amount of trust funds required. In connection with any such release of Assets, the Trustee shall take any and all necessary steps to transfer absolutely and unequivocally all right, title and interest in such released Assets to the Grantor or its designee.

     Section 4.3 Beneficiary's Use of Amounts Drawn Upon Trust Account. Notwithstanding the first sentence of Section 4.1 or the second sentence of Section 7.4, the Beneficiary shall undertake to use and apply any amounts drawn upon the Trust Account, without diminution because of the insolvency of the Beneficiary or the Grantor, for the following purposes:

     (1) to pay or reimburse the Beneficiary for the Grantor's share under that certain Quota Share Reinsurance Agreement between the Beneficiary and the Grantor (the "Quota Share Reinsurance Agreement"), regarding any losses and allocated loss expenses paid by the Beneficiary but not recovered from the Grantor or for unearned premiums due to the Beneficiary, if not otherwise paid by the Grantor in accordance with the terms of such agreement;

     (2) to make payment to the Grantor of any amounts held in the Trust Account that exceed 102 percent of the actual amount required to fund the Grantor's entire Obligations (as defined below) under the Quota Share Reinsurance Agreement; or

     (3) where the Beneficiary has received notification of termination of the Trust Account, and where an amount of the Grantor's Obligations (as defined below) under the Quota Share Reinsurance Agreement remain unliquidated and undischarged 10 days prior to such termination date, to withdraw amounts equal to such Obligations and deposit such amounts in a separate account, in the name of the Beneficiary, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in paragraphs (1) and (2) of this Section as may remain executory after such withdrawal and for any period after such termination date. "Obligations" within the meaning of this Section shall include:

(i)	losses and allocated loss expenses paid by the Beneficiary, but not recovered from the Grantor;
(ii)	reserves for losses reported and outstanding;
(iii)	reserves for losses incurred but not reported;
(iv)	reserves for allocated loss expenses; and
(v)	reserves for unearned premiums.

ARTICLE V

DUTIES OF THE TRUSTEE

     Section 5.1 Acceptance of Assets by the Trustee. The Trustee shall not accept any Asset for deposit into the Trust Account (other than cash) unless such Assets are issued or registered in such form that they are readily negotiable to the Trustee — i.e., such Assets shall be either issued in "bearer" form or issued or registered in the name of the Trustee or its nominee. In no case will any Asset credited to the Trust Account be registered in the name of the Grantor, payable to the order of the Grantor or specially endorsed to the Grantor except to the extent the foregoing have been specially endorsed to the Trustee or in blank. All securities, other than cash, deposited by the Grantor shall:

(1)	be free and clear of all encumbrances; and
(2)	be fully negotiable or in such form that the Beneficiary or the Trustee, upon direction by the Beneficiary, may sell, transfer or otherwise deposit the same without any additional signature or agreement from the Grantor or any other person or entity.

     The Trustee and its lawfully appointed successors is and are authorized and shall have the power to receive such securities and other property as Grantor from time to time may transfer or remit to or vest in said Trustee or place in such Trustee's hands or under said Trustee's control, and to hold and dispose of the same for the uses and purposes and in the manner and according to the provisions herein set forth. All such trusteed Assets at all times shall be maintained as a trust in the Trust Account and shall be held separate and distinct from all other Assets on the books and records of the Trustee for the benefit of the Beneficiary, and shall be continuously kept in a safe place within the United States.

     Section 5.2 Collection of Interest and Dividends; Voting Rights. The Trustee is hereby authorized, without prior notice to the Beneficiary, to demand payment of and collect all interest or dividends on the Assets comprising the Trust Account if any, and promptly upon receipt the Trustee shall forward all such interest and dividends to the Grantor in accordance with Section 3.2. The Grantor shall have the full and unqualified right to vote and execute consents with respect to any shares of stock comprising the Trust Account.

     Section 5.3 Obligations of the Trustee. The Trustee agrees to hold and disburse the various Assets of the Trust Account in accordance with the provisions expressed herein.

     Section 5.4 Responsibilities of Trustee. The Trustee, in the administration of this Trust Account, is to be bound solely by the express provisions herein, and such further written and signed directions as the appropriate party or parties may, under the conditions herein provided, deliver to the Trustee. The Trustee shall be under no obligation to enforce the Grantor's obligations under this Agreement, except as otherwise expressly provided or directed pursuant hereto; the Trustee's responsibilities shall be limited to the safe holding of the Assets comprising the Trust Account, and the Trustee shall be liable only for its own negligence, willful misconduct, lack of good faith or breach of fiduciary duty and for the breach of the Trustee's express obligations under this Agreement. The Trustee further agrees to forward upon request to the Beneficiary, the Grantor or upon request of any Commissioner of Insurance a certified list and valuation of all Assets held under this Trust Agreement.

     Section 5.5 Monthly Report. The Trustee agrees to provide an activity report (the "Trustee Activity Report") to the Beneficiary and the Grantor upon inception and within ten (10) days following the end of each month, which report shall, in reasonable detail, show (i) all deposits, withdrawals and substitutions during such month; (ii) a listing of securities held and cash and cash equivalent balances in the Trust Account as of the last day of such month; and (iii) the fair market value (determined in accordance with Section 2.1) of each Asset held in the Trust Account (other than cash) and the amount of cash held in the Trust Account as of the last day of such month. The Trustee agrees to provide written notification to the Grantor and the Beneficiary within five (5) days of any deposits to or withdrawals from the Trust Account.

     Section 5.6 Resignation or Removal of the Trustee. The Trustee may at any time resign from, and terminate its capacity hereunder by delivery of written notice of resignation, effective not less than ninety (90) days after receipt by both the Beneficiary and the Grantor. The Trustee may be removed by the Grantor by (i) delivery to the Trustee and the Beneficiary of a written notice of removal, effective not less than ninety (90) days after receipt by the Trustee and the Beneficiary of the notice and (ii) receipt of Beneficiary's consent to such action, which consent shall not be unreasonably withheld. However, no such resignation by the Trustee or removal by the Grantor shall be effective until a successor to the Trustee shall have been duly appointed and approved by the Beneficiary and the Grantor and all the securities and other Assets in the Trust Account have been duly transferred to such successor. The Grantor, upon receipt of such notice, shall undertake to obtain the agreement of a qualified, successor depository, agreeable to the Beneficiary, to act in accordance with all agreements of the Trustee herein. The Beneficiary agrees not to unreasonably withhold approval. Upon the Trustee's delivery of the Assets to the qualified successor depository along with a closing statement showing all activities from the last month report, the Trustee shall be discharged of further responsibilities hereunder.

     Section 5.7 Release of Information. The Trustee shall respond to any and all reasonable requests for information concerning the Trust Account or the Assets held therein by either of the parties to this Agreement. Furthermore, the Trustee shall fully and completely respond to any direct inquiries of the Superintendent of Insurance of the State of New York, or any of its representatives, concerning the Trust Account or the Assets held hereunder, including, but not limited to, detailed inventories of securities or funds, and the Trustee will permit the Superintendent of Insurance of the State of New York, or its representatives, to examine and audit all securities or funds held hereunder. The Trustee shall promptly provide notice to the Beneficiary concerning all such inquiries, and shall provide seven (7) days prior notice to the Beneficiary of all such examinations and audits.

     Section 5.8 Indemnification of the Trustee. The Grantor hereby indemnifies the Trustee for, and holds it harmless against, any loss, liability, costs or expenses (including attorney's fees and expenses) incurred or made without negligence, willful misconduct or lack of good faith on the part of the Trustee, arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, including any loss, liability, costs or expenses arising out of or in connection with the status of the Trustee and its nominee as the holder of record of the Assets. The Grantor hereby acknowledges that the foregoing indemnities shall survive the resignation or discharge of the Trustee or the termination of this Agreement.

     Section 5.9 Charges of the Trustee. The Grantor agrees to pay all costs or fees charged by the Trustee for acting as the Trustee pursuant to this Agreement, including fees incurred by the Trustee for legal services deemed necessary by the Trustee as a result of the Trustee's so acting; provided, however, that no such costs, fees or expenses shall be paid out of the Assets held in or credited to the Trust Account.

     Section 5.10 Limitations of Trustee. The Trustee shall in no way be responsible for determining the amount of Assets required to be deposited; or to monitor whether or not the Assets held within such Trust Account conform to the investment requirements contained herein.

ARTICLE VI

TERMINATION OF TRUST ACCOUNT

     Section 6.1 Termination. Upon receipt of the Beneficiary's written consent, the Grantor shall terminate this Agreement by:

     (1) giving thirty five (35) days' advance written notice to the Trustee and the Trustee giving thirty (30) days' advance written notice of such termination via certified mail to the Beneficiary; and

     (2) providing the Beneficiary with alternative security acceptable to the Beneficiary, in its sole discretion, prior to the effective date of termination.

     Upon such termination, the Trustee shall release Assets held and deposited under this Agreement, subject to the written approval of the Beneficiary, to the Grantor and shall take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in such Assets and to deliver physical custody, if applicable, in such Assets to the Grantor or as otherwise directed by the Grantor.

ARTICLE VII

GENERAL PROVISIONS

     Section 7.1 Failure to Act. The Beneficiary's failure at any time to exercise any of the rights or powers conferred upon it herein shall constitute neither a waiver of its right to exercise, nor stop it from exercising, any rights at any subsequent time, nor shall such failure reduce in any degree any liability or obligation for which the Grantor is bound hereunder.

     Section 7.2 Amendments. This Trust Agreement may be altered, amended or terminated at any time by written agreement executed by each party hereto and, in the case of Grantor's and Beneficiary's written agreement, delivered to the Trustee. However, no amendment to this Trust Agreement may be considered valid unless filed with, and not disapproved by, the New York Superintendent of Insurance thirty days prior to the effective date of the change.

     Section 7.3 Assignment. This Agreement may not be assigned without the consent of the parties hereto and, subject to the receipt of such consent, shall be binding upon and inure to the benefit of the parties hereto, their successor and assigns. Notwithstanding anything in this Trust Agreement to the contrary, in no event shall any resignation or removal of the Trustee be effective until a successor trustee has been duly appointed and approved by the Beneficiary and the Grantor and all Assets in the Trust Account have been duly transferred to the new trustee, as provided in Section 5.6.

     Section 7.4 Construction and Effect. This Trust Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. This Trust Agreement and the enforceability hereof shall not be subject to the satisfaction of any conditions or qualifications not expressly included herein.

     Section 7.5 Paragraph Headings. The paragraph headings contained herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     Section 7.6 Counterparts. This Agreement may be executed in any number of counterparts or by attached documents, all of which shall constitute one and the same original.

     Section 7.7 Notices. Unless otherwise specifically provided herein, every notice required or permitted to be given under this Agreement shall be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a)(i) when delivered personally, (ii) when made or given by prepaid telex, telegraph, telecopier, facsimile or electronic media, or (iii) in the case of mail delivery, upon the expiration of three days after any such notice, direction, request, demand, acknowledgment or other communication shall have been deposited in the United States mail for transmission by first class mail, postage prepaid, or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:

Trustee:	THE BANK OF NEW YORK
101 Barclay Street - 8W
Insurance Trust and Escrow
New York, New York 10286
Fax: (212) 815-5875/5877

Grantor:	XL RE LTD
XL House
One Bermudiana Road
Hamilton HM 11, Bermuda
Fax: (441) 292-5280

Beneficiary:	XL REINSURANCE AMERICA INC.
Seaview House
70 Seaview Avenue
Stamford, CT 06902-6040
Attention: General Counsel
Fax: (203) 964-9857

and, with respect to items delivered pursuant to Section 5.5, to

XL REINSURANCE AMERICA INC.
Seaview House
70 Seaview Avenue
Stamford, CT 06902-6040
Attention: Chief Financial Officer
Fax: (203) 356-9304

Each party may from time to time designate a different address for notices, directions, requests, demands, acknowledgments and other communications by giving written notice of such change to the other parties. All notices, directions, requests, demands, acknowledgments and other communications relating to the Beneficiary's approval of the Grantor's authorization to substitute Trust Assets and to the termination of the Trust Account shall be in writing and may be made or given by prepaid telex, telegraph, telecopier, facsimile or electronic media.

     Section 7.8 Severability. In the event any provision of this Trust Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Trust Agreement.

     Section 7.9 Governing Law. This Trust Agreement shall be governed by the law of New York.

EFFECTIVE DATE AND EXECUTION

     IN WITNESS OF THE ABOVE, this Trust Agreement is executed in triplicate by the parties' duly authorized officers on the dates indicated below with an effective date of July 11, 2003.

XL REINSURANCE AMERICA INC. (Beneficiary)

By: /s/ Martha G. Bannerman
Title: Executive Vice President, General Counsel & Secretary
Date: July 11, 2003
Attest: /s/ Charles Barr
Title: Assistant Secretary & Assistant General Counsel
Date: July 11, 2003

XL RE LTD (Grantor)

By: /s/ Paul S. Giordano
Title: Executive Vice President, General Counsel & Secretary
Date: July 11, 2003
Attest: /s/ Jerry de St. Paer
Title: Director
Date: July 11, 2003

[Regulation 114 Trust Agreement]

THE BANK OF NEW YORK (Trustee)

By: /s/ Robert W. Rich
Title: Vice President
Date: July 11, 2003
Attest: /s/ Stephen M. Bruce
Title: Authorized Signatory
Date: July 11, 2003

[Regulation 114 Trust Agreement]